Exhibit 99.1

HARVARD BIOSCIENCE, INC.

2005 CORPORATE BONUS PLAN

May 25, 2005

The name of this plan is the Harvard Bioscience, Inc. 2005 Corporate Bonus Plan (this “Bonus Plan”).  This Bonus Plan was adopted by resolution of the Compensation Committee of the Company on May 25, 2005.

1.                                       Participants.  The participants in the Bonus Plan include all employees of the Corporate Office of Harvard Bioscience, Inc. (the “Company”) on December 31, 2005 (the “Participants”).

2.                                       Bonus Pool.

(a)                                  All bonuses payable under this Bonus Plan will be funded from a cash bonus pool (the “Bonus Pool”) that will be created if Adjusted Earnings Per Diluted Share (as defined below) equal or exceed the Target Adjusted Earnings Per Diluted Share as set forth on Exhibit A.  The size of the Bonus Pool will be calculated by subtracting the Minimum Adjusted Operating Income (as defined below) from the Adjusted Operating Income (as defined below) and dividing the result by three (3).  The calculation of the size of the Bonus Pool will be made by the Compensation Committee.  If Adjusted Earnings Per Diluted Share are less than the Target Adjusted Earnings Per Diluted Share, then there will not be a Bonus Pool and no bonuses will be payable pursuant to this Bonus Plan.  For clarity sake, a example of how the Bonus Pool is to be calculated is set forth in Exhibit A.

(b)                                 “Adjusted Earnings Per Diluted Share” equals (A) net income of the Company on a consolidated basis for the year ended December 31, 2005 as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) adjusted for amortization of intangibles related to acquisitions, costs of restructuring, fair value adjustments of inventory and backlog related to acquisitions, stock compensation expense and the effect of this Bonus Plan, if any, all net of tax, with such further adjustments as may be approved by the Compensation Committee, divided by (B) the weighted average number of shares outstanding on a diluted basis during the year ended December 31, 2005 calculated in accordance with GAAP.

(c)                                  “Adjusted Operating Income” equals operating income of the Company on a consolidated basis for the year ended December 31, 2005 as calculated in accordance with GAAP adjusted for amortization of intangibles related to acquisitions, costs of restructuring, fair value adjustments of inventory and backlog related to acquisitions, stock compensation expense and the effect of this Bonus Plan, if any, with such further adjustments as may be approved by the Compensation Committee.

(d)                                 “Minimum Adjusted Operating Income” equals the minimum Adjusted Operating Income that the Company would need to have earned on a consolidated basis in order to achieve the Target Adjusted Earnings Per Diluted Share.  Minimum Adjusted Operating Income will be determined using the Company’s “Actual Adjusted Tax Expense Rate” for 2005.  The Actual Adjusted Tax Expense Rate is calculated by dividing the actual adjusted tax expense for 2005, which is the actual tax expense for 2005 adjusted to reflect the tax effect of the adjustments made to Adjusted Operating Income, by the actual adjusted income before tax for 2005.  Actual adjusted income before tax for 2005 equals Adjusted Operating Income plus (or minus) the Company’s actual other income (or expense) for 2005.

3.                                       Bonus Payments.

(a)                                  The amount of the bonus payments to be made to each Participant will equal such Participant’s Bonus Ratio (as defined below) multiplied by the total Bonus Pool.  The calculation of the bonus payments will be made by the Compensation Committee on or before March 15, 2006 and payment of each Participant’s bonus payment will be made on or before March 15, 2006.  For clarity sake, an example of how the bonus payments are to be calculated is set forth in Exhibit A.

(b)                                 Each Participant’s “Bonus Ratio” will equal (A) the product of such Participant’s annual salary from the Company for 2005, pro rated based on the percentage of the full year (2005) that such person was employed by the Corporate Office of the Company, multiplied by such Participant’s Bonus Factor (as defined below) (such product being referred to as such Participant’s “Bonus Salary”), divided by (B) the sum of the Bonus Salaries of all of the Participants.

(c)                                  The “Bonus Factor” for each of the current employees of the Corporate Office of the Company is as follows:

Chane Graziano	200%
David Green	200%
Bryce Chicoyne	150%
Sue Luscinski	150%
Paul Bailey	100%
Laura LeGant	100%

The Bonus Factor for any Participants hired after the date on which this Bonus Plan was adopted will be 100% unless otherwise determined by the Compensation Committee.

4.                                       Administration.  The Compensation Committee shall have the power and authority at any time to adopt, alter and repeal such rules, guidelines and practices for administration of this Bonus Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of this Bonus Plan (including any related written instruments); to make all determinations it deems advisable for the administration of this Bonus Plan; to decide all disputes arising in connection with this Bonus Plan; and to otherwise supervise the administration of this Bonus Plan.  All decisions and interpretations of the Compensation Committee shall be binding on all persons, including the Company and the Participants.

5.                                       Termination.  This Bonus Plan shall terminate upon the earlier of (a) the determination by the Compensation Committee that no bonuses are payable under this Bonus Plan or (b) the payment by the Company of all bonuses payable under this Bonus Plan.